Exhibit 99.1

NEWS RELEASE	C2007-6
DST Systems, Inc. 333 West 11th Street Kansas City, MO 64105-1594 NYSE Symbol: DST	Contact: Thomas A. McDonnell (816) 435-8684 President and Chief Executive Officer Kenneth V. Hager (816) 435-8603 Vice President and Chief Financial Officer

FOR IMMEDIATE RELEASE - July 18, 2007	Page 1

DST SYSTEMS, INC. ANNOUNCES SECOND QUARTER 2007
FINANCIAL RESULTS AND APPOINTMENT OF NEW INDEPENDENT DIRECTOR

KANSAS CITY, MO (July 18, 2007) - Consolidated net income for DST Systems, Inc. (NYSE: DST) was $72.8 million ($1.01 per diluted share) for the second quarter 2007 compared to $55.5 million ($0.76 per diluted share) for the second quarter 2006. Consolidated net income for the six months ended June 30, 2007 was $138.2 million ($1.91 per diluted share) compared to $137.2 million ($1.87 per diluted share) for the six months ended June 30, 2006. Taking into account certain non-GAAP adjustments explained herein, consolidated net income was $58.7 million ($0.81 per diluted share) for the second quarter 2007 compared to $51.6 million ($0.70 per diluted share) for the second quarter 2006, and $121.3 million ($1.67 per diluted share) for the six months ended June 30, 2007 compared to $102.8 million ($1.40 per diluted share) for the six months ended June 30, 2006.

Second quarter 2007 highlights were as follows:

•
Consolidated operating revenues increased $36.7 million or 9.6% compared to the second quarter 2006 primarily from inclusion of approximately $22.9 million of operating revenues from Amisys Synertech, Inc. (“ASI”) and increases in AWD software license fees, mutual fund shareowner accounts serviced, international professional service revenues, and higher Output Solutions volumes.

•
Consolidated income from operations increased $20.1 million or 28.8% to $89.9 million as compared to $69.8 million for second quarter 2006. Taking into account certain non-GAAP adjustments (a $12.4 million gain from sale of real estate and $1.5 million of 2007 ASI merger integration costs), income from operations increased $9.2 million or 13.2% as compared to second quarter 2006 primarily resulting from increased contributions from Output Solutions, higher AWD software license fees and higher contributions from mutual fund shareowner processing.

Output Solutions operating income for second quarter 2007 increased $4.9 million from second quarter 2006. Contributing to the increase of operating income were higher U.S. volumes and cost efficiencies realized from the implementation of new proprietary printing and inserting technologies.

FOR IMMEDIATE RELEASE - July 18, 2007	Page 2

Share related activity during second quarter 2007 was as follows:

•
During second quarter 2007, the Company repurchased 2,250,000 shares of DST common stock for $177.5 million or approximately $78.90 per share. At June 30, 2007, approximately 5.6 million shares remained under the existing share repurchase authorization.

•
The Company had approximately 63.4 million shares outstanding at June 30, 2007, including approximately 2.5 million unvested restricted shares. The effect of share repurchases and shares issued from stock option exercises during the three months ended June 30, 2007 resulted in a net decrease in shares outstanding of approximately 1.8 million shares.

•
Diluted shares outstanding for second quarter 2007 were 71.8 million shares, a decrease of 1.2 million shares or 1.6% from second quarter 2006, but unchanged from first quarter 2007. Diluted shares outstanding include an aggregate 10.2 million shares comprised of the dilutive effects of 6.5 million shares from convertible debentures, 2.3 million shares from outstanding stock options and 1.4 million shares from restricted stock. The aggregate dilutive effect of these items increased by approximately 1.5 million shares from first quarter 2007 from an increase in the Company’s average share price.

•
Total stock options and restricted stock (“equity units”) outstanding at June 30, 2007 were 9.8 million, a decrease of 0.9 million equity units or 8.4% from March 31, 2007 and a decrease of 1.6 million equity units or 14.0% from December 31, 2006.

Use of Non-GAAP Financial Information

In addition to reporting operating income, pretax income, net income and earnings per share on a GAAP basis, DST has also made certain non-GAAP adjustments which are described in the attached schedule titled “Description of Non-GAAP Adjustments” and are reconciled to the corresponding GAAP measures in the attached financial schedules titled “Reconciliation of Reported Results to Income Adjusted for Certain Non-GAAP Items” that accompany this earnings release. In making these non-GAAP adjustments, the Company takes into account the impact of items that are not necessarily ongoing in nature, that do not have a high level of predictability associated with them or that are non-operational in nature. Generally, these items include net gains on dispositions of business units, net gains (losses) associated with securities and other investments, restructuring and impairment costs and other similar items. Management believes the exclusion of these items provides a useful basis for evaluating underlying business unit performance, but should not be considered in isolation and is not in accordance with, or a substitute for, evaluating business unit performance utilizing GAAP financial information. Management uses non-GAAP measures in its budgeting and forecasting processes and to further analyze its financial trends and “operational run-rate”, as well as making financial comparisons to prior periods presented on a similar basis. The Company believes that providing such adjusted results allows investors and other users of DST’s financial statements to better understand DST’s recurring comparative operating performance for the periods presented.

DST’s management uses each of these non-GAAP financial measures in its own evaluation of the Company’s performance, particularly when comparing performance to past periods. DST’s non-GAAP measures may differ from similar measures by other companies, even if similar terms are used to identify such measures. Although DST’s management believes non-GAAP measures are useful in evaluating the performance of its business, DST acknowledges that items excluded from such measures may have a material impact on the Company’s income from operations, pretax income, net income and earnings per share calculated in accordance with GAAP. Therefore, management typically uses non-GAAP measures in conjunction with GAAP results. Investors and users of our financial information should also consider the above factors when evaluating DST’s results.

FOR IMMEDIATE RELEASE - July 18, 2007	Page 3

Detailed Review of Financial Results

The following discussion of financial results takes into account the non-GAAP adjustments described in the section entitled “Use of Non-GAAP Financial Information” and detailed in the attached schedule titled “Description of Non-GAAP Adjustments”.

Segment Results

Financial Services Segment

Operating revenues for the Financial Services segment, excluding out-of-pocket reimbursements (“OOP”), for the three months ended June 30, 2007 increased $35.0 million or 14.3% to $280.2 million as compared to the three months ended June 30, 2006. U.S. operating revenues for second quarter 2007 increased $32.2 million or 15.4% over second quarter 2006 primarily from the inclusion of $22.9 million of ASI revenues, higher mutual fund shareowner accounts serviced and increased AWD revenues. International operating revenues increased $2.8 million over second quarter 2006 attributable to higher professional services revenues, partially offset by lower investment management software license fees.

Financial Services segment software license fee revenues are derived principally from DST International (investment management systems), DST Health Solutions (medical claims processing systems) and AWD (workflow management and CRM solutions). Operating revenues include approximately $12.7 million of software license fee revenues for the three months ended June 30, 2007, an increase of $200,000 over second quarter 2006 as higher AWD license fee revenues were almost entirely offset by lower investment management license fee revenues. While license fee revenues are not a significant percentage of DST’s total operations, they can significantly impact earnings in the period in which they are recognized. Revenues and operating results from individual license sales depend heavily on the timing, size and nature of the contract.

U.S. mutual fund open shareowner accounts processed totaled 110.2 million at June 30, 2007, a net increase of 2.0 million or 1.8% since March 31, 2007, an increase of 4.4 million or 4.2% since December 31, 2006, and an increase of 6.1 million or 5.9% since June 30, 2006. The net increase during the three months ended June 30, 2007 included 100,000 accounts from previously announced client conversions. Tax-advantaged retirement and educational savings accounts serviced (which include 529 and Coverdell savings plan accounts) totaled 42.1 million at June 30, 2007, a net increase of 700,000 accounts or 1.7% since March 31, 2007 and an increase of 2.1 million or 5.3% from the 40.0 million at June 30, 2006. In addition, previously announced new mutual fund client commitments of approximately 7.6 million accounts, based on current account levels, are expected to convert in the third quarter of 2007.

FOR IMMEDIATE RELEASE - July 18, 2007	Page 4

During the second quarter of 2007, the Company received a new client commitment for approximately 300,000 remote mutual fund shareowner accounts and approximately 6.8 million remote mutual fund subaccounts, based on current levels, which are scheduled for conversion during the first and third quarters of 2008, respectively. In addition, during the second quarter of 2007, DST entered into a definitive agreement to acquire a company that provides mutual fund shareowner subaccounting services on a full service basis to the broker/dealer industry. The transaction, which is expected to close in the third quarter of 2007, is anticipated to increase subaccounts processed by approximately 250,000, based on current levels.

DST has traditionally offered mutual fund shareowner subaccounting services on a remote (ASP) and shared service basis to brokers/dealers who perform shareowner accounting and recordkeeping for mutual fund accounts that have been sold by the broker/dealer’s registered representatives. DST uses its mutual fund system, TA2000, as the subaccounting platform with enhancements to meet the complex reconciliation and system interfaces required by the broker/dealers. Using the same system for both transfer agency shareowner recordkeeping and subaccounting should ensure the accounting for shareowner ownership positions in the mutual fund is the same, since the recordkeeping is done by one system - TA2000. Revenues for subaccounting services are generally based on the number of subaccounts serviced, and, as a result of the level of services provided directly by the broker/dealer, the per account revenue is less than what DST derives from its traditional mutual fund shareowner processing services.

Financial Services segment income from operations for the second quarter 2007 increased $4.0 million from the prior year quarter to $70.4 million, attributable to higher license fee revenues and the elimination of amortization of DST Health Solutions intangibles resulting from the adoption of FIN 48, partially offset by higher personnel costs to support business growth. Reimbursable operating expenses included in costs and expenses were $15.2 million during the three months ended June 30, 2007, an increase of $200,000 compared to the same period in 2006. Excluding reimbursable operating costs, costs and expenses increased $31.4 million to $190.6 million due primarily to the inclusion of ASI and increased personnel costs to support business growth. Depreciation and amortization costs decreased $400,000 in the second quarter 2007 compared to the prior year quarter. The net decrease is attributable to lower depreciation of computer equipment and the absence of amortization of DST Health Solutions intangible assets resulting from the adoption of FIN 48, which is partially offset by the inclusion of amortization of ASI intangible assets. Operating margin for the second quarter 2007 was 25.1% compared to 27.1% for the second quarter 2006 for the reasons mentioned above.

Output Solutions Segment

Output Solutions segment operating revenues (excluding OOP reimbursements) for second quarter 2007 were $135.8 million, an increase of $3.0 million or 2.3% as compared to second quarter 2006, reflecting higher U.S. processing volumes and increased international revenues.

Items mailed during the three and six months ended June 30, 2007 were 647.2 million and 1.3 billion, an increase of 3.6% and 7.6%, respectively, compared to the same periods in 2006. Images produced during the three and six months ended June 30, 2007 were 4.3 billion and 8.6 billion, an increase of 14.7% and 18.3%, respectively, compared to the same periods in 2006. Revenues per image have declined principally as a result of higher relative volume increases from customers with lower unit pricing.

FOR IMMEDIATE RELEASE - July 18, 2007	Page 5

Output Solutions segment income from operations for second quarter 2007 totaled $5.6 million as compared to $700,000 in second quarter 2006. Costs and expenses for the three months ended June 30, 2007 were $254.6 million, a decrease of $43.6 million or 14.6% from the same period in 2006. Reimbursable operating costs included in costs and expenses were $134.5 million for the three months ended June 30, 2007, a decrease of approximately $40.1 million compared to 2006 principally from lower postage expenses as certain customers are purchasing postage directly from the postal service. Excluding reimbursable operating costs, costs and expenses decreased $3.5 million to $120.1 million from lower material and equipment costs as a result of the implementation of new proprietary printing and inserting technologies, partially offset by higher personnel costs associated with the increased volumes. Depreciation and amortization increased $1.6 million as compared to second quarter 2006 attributable to depreciation on new proprietary printing and inserting equipment. Operating margin for the three months ended June 30, 2007 increased to 4.1% as compared to 0.5% for 2006 for the reasons mentioned above.

Investments and Other Segment

Investments and Other segment operating revenues, primarily rental income for facilities leased to the Company’s operating segments, were $15.7 million for second quarter 2007, an increase of $100,000 from second quarter 2006. Income from operations for second quarter 2007 increased $300,000 as compared to second quarter 2006 attributable to higher rental income and lower depreciation expense.

Other Financial Results

Equity in earnings (losses) of unconsolidated affiliates

The following table summarizes the Company's equity in earnings (losses) of unconsolidated affiliates:

	Three months ended		Six months ended
	June 30,		June 30,
(in millions)	2007	2006	2007	2006

Asurion	$10.5	$7.3	$21.9	$15.1
BFDS	8.1	7.3	16.0	13.9
IFDS	4.0	2.5	9.9	3.9
Argus	0.7	2.0	1.9	3.0
Other	(0.8)	(0.8)	(2.4)	(1.5)
	$22.5	$18.3	$47.3	$34.4

DST’s equity in Asurion earnings for second quarter 2007 increased $3.2 million due to higher revenues, primarily from higher subscribers to Asurion’s handset insurance programs, and operational cost improvements, partially offset by a bad debt expense for a customer filing Chapter 11 and transaction expenses incurred by Asurion during the second quarter of 2007 and additional interest expense for debt incurred in the third quarter 2006 to finance a distribution to shareholders.

On July 3, 2007, Asurion completed a transaction whereby certain private equity firms acquired a significant stake in Asurion. Prior to the closing of the transaction, DST held a 37.4% equity interest in Asurion and accounted for its interest in the subsidiary under the equity method. As a result of the transaction, DST has received pre-tax cash proceeds of $980 million and receivables of approximately $45 million that are expected to be collected within one year from the closing of the transaction, and its equity interest in Asurion has been reduced to approximately 6%. Effective with the closing, DST will account for its investment in Asurion under the cost basis and will no longer record equity in earnings for Asurion. Approximately $575 million of the pre-tax proceeds have been used to pay down debt and related facilities, while the remainder, most of which will be used to fund the Company’s estimated tax obligations resulting from the transaction, has been temporarily invested in high grade short term investments.

FOR IMMEDIATE RELEASE - July 18, 2007	Page 6

DST’s equity in BFDS earnings for second quarter 2007 increased $0.8 million due to increased mutual fund shareowner servicing revenues from an increase in shareowner volumes.

DST’s equity in IFDS earnings for second quarter 2007 increased $1.5 million, due to higher level of accounts serviced and improvements in operations, which was partially offset by a charge resulting from a change in a depreciation method. Shareowner accounts serviced by IFDS U.K. were 5.8 million at June 30, 2007, unchanged from March 31, 2007, an increase of 200,000 accounts from December 31, 2006 and an increase of 500,000 accounts or 9.4% from June 30, 2006. Shareowner accounts serviced by IFDS Canada were 7.4 million at June 30, 2007, an increase of 100,000 or 1.4% from March 31, 2007, an increase of 300,000 from December 31, 2006 and an increase of 400,000 or 5.7% from June 30, 2006.

Decreased equity in earnings of Argus Health Systems for the three months ended June 30, 2007 were the result of a charge for impairment of capitalized internally developed software, and increases in personnel costs and data processing support costs charged by DST, which were partially offset by higher levels of pharmacy claims processing revenues, principally Medicare Part D claims.

The Other category above includes principally various real estate joint ventures. DST is a 50% partner in a limited purpose real estate joint venture formed to develop and lease approximately 1.1 million square feet of office space to the U.S. government. The project was substantially completed in fourth quarter 2006 and became fully leased in 2007. Although the project is expected to have positive cash flow from leasing operations, it will reflect negative earnings under generally accepted accounting principles due to non-cash charges for depreciation and amortization. Results for 2007 reflect this development and are expected to continue in the future. In addition, another real estate joint venture recorded an asset impairment charge during the second quarter 2007.

DST’s equity in earnings of unconsolidated affiliates for the second quarter of 2007 was adversely affected by an aggregate $2.5 million (DST’s portion) of charges relating to an Asurion bad debt expense and transaction expenses incurred by Asurion, the effects of a change in accounting by IFDS, and impairment charges at Argus and a real estate joint venture.

Other income, net

Other income was $7.7 million in second quarter 2007, an increase of $1.1 million as compared to second quarter 2006 primarily due to higher dividend income on marketable securities.

Interest expense

Interest expense was $19.4 million for second quarter 2007, an increase of $3.1 million from second quarter 2006, due to higher average debt balances outstanding and higher average interest rates.

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Income taxes

The Company’s tax rate was 34.6% and 34.1% during the three and six months ended June 30, 2007, respectively, as compared to 34.2% and 34.8% for the three and six months ended June 30, 2006, respectively. The Company’s tax rate for 2007 has been favorably impacted from the January 1, 2007 adoption of FIN 48, which has resulted in a reduction in interest accruals relating to uncertain tax positions as compared to prior year periods. The Company’s tax rate was adversely affected in the second quarter of 2007 as the relative proportions of domestic and international taxable income changed resulting in an increase in the 2007 tax rate from the rate estimated in the first quarter of 2007. The gain from the Asurion transaction, which will be recorded in the third quarter of 2007, is expected to further alter the relative proportions of domestic and international taxable income for the full year 2007 and will increase the Company’s tax rate for the latter half of 2007. Removing the effects of the Asurion gain, the Company expects its tax rate to be approximately 35% for the remainder of 2007.

Appointment of New Independent Director

On July 17, 2007, the DST Board of Directors expanded the number of seats on the Board from eight to nine and elected Robert T. Jackson as a Board member. Mr. Jackson's term expires at the annual stockholders' meeting in 2010. The Board appointed Mr. Jackson to its Audit, Compensation and Corporate Governance/Nominating Committees.

Mr. Jackson retired in March 2006 as the principal financial officer and an administrative officer of American Century Investments in Kansas City, Missouri. He joined American Century in 1995. He was responsible for all financial matters including portfolio and operations accounting, regulatory financial reporting, budgeting and internal audit. He also exercised administrative responsibilities over directly distributed funds (including transfer agency), call center activities, purchasing, facilities and real estate. Prior to serving American Century, Mr. Jackson served for more than two decades with Kemper Corporation, holding various senior leadership positions in the investment management, life insurance and securities brokerage areas.

Mr. Jackson received a Diploma in Business Administration from Ryerson Polytechnical University in Toronto, Canada, a Bachelor of Science in Business Administration from Drake University in Des Moines, Iowa, and a Masters in Business Administration from Loyola University in Chicago, Illinois. He has earned the Certified Financial Analyst designation.

Accounting Standards

The FASB has previously issued an exposure draft on a proposed accounting standard that would amend SFAS 128, Earnings per Share, to clarify guidance for mandatorily convertible instruments, the treasury stock method, contingently issuable shares, and contracts that may be settled in cash or shares. The final statement has yet to be issued. DST is currently evaluating the impact of this proposed accounting standard and currently believes that this proposed amendment would impact the way the Company treats the 17.1 million incremental shares to be issued from the assumed conversion of the $840 million of convertible debentures issued in August 2003 in calculating diluted earnings per share. The proposed amendment would require the use of the “if-converted” method from the date of issuance of the convertible debentures. The proposed amendment would remove the ability of a company to support the presumption that the convertible securities will be satisfied in cash and not converted into shares of common stock. Under this “if converted” method, GAAP diluted earnings per share would have been $0.94 and $0.70 (versus GAAP reported earnings of $1.01 and $0.76) for the three months ended June 30, 2007 and 2006, respectively, and $1.77 and $1.78 (versus GAAP reported earnings of $1.91 and $1.87) for the six months ended June 30, 2007 and 2006, respectively. The above pro-forma information presents only the effect on diluted earnings per share of the “if converted” method included in the exposure draft, but does not include any other computational changes (i.e. treasury stock method considerations) discussed in the exposure draft. DST is continuing to monitor the FASB’s progress towards finalizing this proposed accounting standard.

FOR IMMEDIATE RELEASE - July 18, 2007	Page 8

The proposed change in accounting principles would affect the calculation of diluted earnings per share during the period the debentures are outstanding, but would not affect DST’s ability to ultimately settle the convertible debentures in cash, shares or any combination thereof.

* * * * *
The information and comments in this press release may include forward-looking statements respecting DST and its businesses. Such information and comments are based on DST's views as of today, and actual actions or results could differ. There could be a number of factors, risks, uncertainties or contingencies that could affect future actions or results, including but not limited to those set forth in DST's periodic reports (Form 10-K or 10-Q) filed from time to time with the Securities and Exchange Commission. All such factors should be considered in evaluating any forward-looking statements. The Company will not update any forward-looking statements in this press release to reflect future events.

FOR IMMEDIATE RELEASE - July 18, 2007	Page 9

DST SYSTEMS, INC.
CONDENSED CONSOLIDATED STATEMENT OF INCOME
(In millions, except per share amounts)
(Unaudited)

	For the Three Months ended June 30,		For the Six Months ended June 30,
	2007	2006	2007	2006

Operating revenues	$417.2	$380.5	$843.4	$763.2
Out-of-pocket reimbursements	149.8	190.0	308.9	383.3
Total revenues	567.0	570.5	1,152.3	1,146.5

Costs and expenses	445.5	469.8	921.3	947.1
Depreciation and amortization	31.6	30.9	61.5	60.2

Income from operations	89.9	69.8	169.5	139.2

Interest expense	(19.4)	(16.3)	(37.6)	(45.8)
Other income, net	13.9	5.0	26.7	29.5
Gains on sale of businesses				52.8
Equity in earnings of unconsolidated affiliates	22.5	18.3	47.3	34.4

Income before income taxes	106.9	76.8	205.9	210.1
Income taxes	34.1	21.3	67.7	72.9

Net income	$72.8	$55.5	$138.2	$137.2

Average common shares outstanding	61.6	67.1	62.4	67.5
Diluted shares outstanding	71.8	73.0	71.8	73.2

Basic earnings per share	$1.18	$0.83	$2.22	$2.03
Diluted earnings per share	$1.01	$0.76	$1.91	$1.87

FOR IMMEDIATE RELEASE - July 18, 2007	Page 10

DST SYSTEMS, INC.
STATEMENT OF REVENUES BY SEGMENT
(In millions)
(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2007	2006	2007	2006
Revenues
Financial Services
Operating	$280.2	$245.2	$555.7	$488.6
OOP reimbursements	15.2	15.4	31.5	31.7
	$295.4	$260.6	$587.2	$520.3

Output Solutions
Operating	$135.8	$132.8	$285.0	$268.6
OOP reimbursements	134.5	174.6	277.3	352.0
	$270.3	$307.4	$562.3	$620.6

Investments and Other
Operating	$15.7	$15.6	$31.5	$31.0
OOP reimbursements	0.1	0.1	0.2	0.2
	$15.8	$15.7	$31.7	$31.2

Eliminations
Operating	$(14.5)	$(13.1)	$(28.8)	$(25.0)
OOP reimbursements		(0.1)	(0.1)	(0.6)
	$(14.5)	$(13.2)	$(28.9)	$(25.6)

Total Revenues
Operating	$417.2	$380.5	$843.4	$763.2
OOP reimbursements	149.8	190.0	308.9	383.3
	$567.0	$570.5	$1,152.3	$1,146.5

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DST SYSTEMS, INC.
STATEMENT OF INCOME FROM OPERATIONS BY SEGMENT
(In millions)
(Unaudited)

	Three months ended		Six months ended
GAAP	June 30,		June 30,
	2007	2006	2007	2006
Income from operations
Financial Services	$68.9	$66.4	$132.7	$128.9
Output Solutions	5.6	0.7	17.9	4.9
Investments and Other	15.4	2.7	18.9	5.4
	$89.9	$69.8	$169.5	$139.2

DST SYSTEMS, INC.
OTHER SELECTED FINANCIAL INFORMATION
(In millions)
(Unaudited)

	June 30,	December 31,
Selected Balance Sheet Information	2007	2006

Cash	$94	$61
Total debt	1,352	1,441

	For the Six Months Ended June 30,
Selected Cash Flow Information	2007	2006

Capital expenditures
Operating segments	$43	$75
Investments and Other segment	7	3

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DST Systems, Inc.
Description of Non-GAAP Adjustments

In addition to reporting operating income, pretax income, net income and earnings per share on a GAAP basis, DST has also made certain non-GAAP adjustments which are described below and are reconciled to the corresponding GAAP measures in the attached financial schedules titled “Reconciliation of Reported Results to Income Adjusted for Certain Non-GAAP Items” that accompany this earnings release. DST’s use of non-GAAP adjustments is further described in the section entitled “Use of Non-GAAP Financial Information”.

The following items, which occurred during the quarter ended June 30, 2007, have been treated as non-GAAP adjustments:

•
Merger integration costs incurred with the acquisition of ASI, in the amount of $1.5 million, included in Financial Services costs and expenses. The income tax benefit associated with these costs was approximately $600,000.

•
Net gain resulting from the sale of office buildings in California, in the amount of $12.4 million, which is included in Investments and Other as a reduction to costs and expenses. The income tax expense associated with this income was approximately $4.9 million. Total cash proceeds from the sale were approximately $37.6 million.

•
Other net gains, in the amount of $4.7 million, associated with securities transactions, which are included in other income, net. The income tax expense associated with these gains was approximately $1.9 million.

•
Non-operating gain resulting principally from a settlement of a dispute related to a prior business acquisition, in the amount of $1.5 million, which is included in other income, net. The income tax expense associated with this gain was approximately $600,000.

•	Favorable resolution of an international income tax issue that resulted in a $3.8 million reduction in income tax expense.

In addition to the items which occurred in the quarter ended June 30, 2007 as described above, the following items which occurred during the three months ended March 31, 2007 have been previously reported as non-GAAP adjustments:

•
Merger integration costs incurred with the acquisition of ASI, in the amount of $2.8 million, included in Financial Services costs and expenses. The income tax benefit associated with these costs was approximately $1.1 million.

•	A contract termination fee, in the amount of $3.1 million, included in Output Solutions operating revenues. The income tax expense associated with this income was approximately $1.2 million.

•
Other net gains, in the amount of $3.3 million, associated with securities transactions, which are included in other income, net. The income tax expense associated with these gains was approximately $1.3 million.

•
A gain related to the recovery in a non-operating Chapter 11 bankruptcy claim of an amount due from a previous client, in the amount of $1.0 million, included in other income, net. The income tax expense associated with this gain was approximately $400,000.

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DST Systems, Inc.
Description of Non-GAAP Adjustments (Continued)

The following items, which occurred during the quarter ended June 30, 2006, have been previously reported as non-GAAP adjustments:

•
A loss included in other income, net, in the amount of $2.9 million, principally related to the decline in value of a non-operating chapter 11 bankruptcy claim of an amount due from a previous client. The income tax effect of this adjustment resulted in an income tax benefit of $1.1 million.

•
A federal income tax refund resulting from a settlement with the IRS related to research and experimentation credits claimed by the Company for historical periods from 1988 through 2001. A portion of the refund, in the amount of $1.3 million, was required to be reported as interest income and has been included in other income, net. The income tax benefit of this IRS settlement and federal income tax refund was approximately $4.4 million.

In addition to the items which occurred in the quarter ended June 30, 2006 as described above, the following items, which occurred during the three months ended March 31, 2006, have been previously reported as non-GAAP adjustments:

•
Increased compensation expense from accelerated vesting of restricted stock as a result of the lock\par merger with Asurion on January 1, 2006, in the amount of $1.7 million, included in Financial Services costs and expenses. The income tax benefit associated with these costs was approximately $700,000.

•
Reduced compensation expense as a result of the effect of the adoption of FAS 123R, Share-Based Payment, on January 1, 2006 related to the initial estimation of forfeitures on restricted stock awards which resulted in a $1.4 million reduction in Financial Services costs and expenses. The income tax expense associated with this gain was approximately $600,000.

•
Severance and related compensation charges of $1.8 million associated with an adjustment of staffing levels, included in Output Solutions costs and expenses. The income tax benefit associated with these costs was approximately $700,000.

•
Increased interest expense of $12.7 million resulting from the write-off of the Company’s convertible debenture debt issuance costs. The income tax benefit associated with these interest costs was approximately $5.0 million.

•
Other net gains in the amount of $16.1 million associated with securities transactions, principally from the sale of 1.5 million shares of State Street Corporation, which are included in other income, net. The income tax expense associated with these gains was approximately $6.3 million.

•
A net gain of $52.8 million resulting from the lock\par merger with Asurion on January 1, 2006, which is included in gain on sale of business. The income tax expense associated with this gain was approximately $23.1 million.

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DST SYSTEMS, INC.
RECONCILIATION OF REPORTED RESULTS TO INCOME ADJUSTED FOR CERTAIN
NON-GAAP ITEMS
For the Three Months Ended June 30,
(Unaudited - in millions, except per share amounts)

	2007
	Operating	Pretax	Net	Diluted
	Income	Income	Income	EPS

Reported GAAP income	$89.9	$106.9	$72.8	$1.01

Adjusted to remove:
Included in operating income:

ASI merger integration costs - Financial Services	1.5	1.5	0.9	0.01
Gain on sale of real property - Investments and Other	(12.4)	(12.4)	(7.5)	(0.11)

Included in non-operating income:

Net gains on securities transactions		(4.7)	(2.8)	(0.04)
Favorable settlement of a prior business acquisition dispute		(1.5)	(0.9)	(0.01)
Favorable income tax resolution			(3.8)	(0.05)

Adjusted Non-GAAP income	$79.0	$89.8	$58.7	$0.81

	2006
	Operating	Pretax	Net	Diluted
	Income	Income	Income	EPS

Reported GAAP income	$69.8	$76.8	$55.5	$0.76

Adjusted to remove:
Included in non-operating income:

Decline in value of Chapter 11 bankruptcy claim		2.9	1.8	0.02
Research and experimentation tax refund and settlement		(1.3)	(5.7)	(0.08)

Adjusted Non-GAAP income	$69.8	$78.4	$51.6	$0.70

Note: See the Description of Non-GAAP Adjustments section for a description of each of the above adjustments and see the Use of Non-GAAP Financial Information section for management's reasons for providing non-GAAP financial information.

FOR IMMEDIATE RELEASE - July 18, 2007	Page 15

DST SYSTEMS, INC.
RECONCILIATION OF REPORTED RESULTS TO INCOME ADJUSTED FOR CERTAIN
NON-GAAP ITEMS
For the Six Months Ended June 30,
(Unaudited - in millions, except per share amounts)

	2007
	Operating	Pretax	Net	Diluted
	Income	Income	Income	EPS

Reported GAAP income	$169.5	$205.9	$138.2	$1.91

Adjusted to remove:
Included in operating income:

ASI merger integration costs - Financial Services	4.3	4.3	2.6	0.03
Contract termination fee - Output Solutions	(3.1)	(3.1)	(1.9)	(0.03)
Gain on sale of real property - Investments and Other	(12.4)	(12.4)	(7.5)	(0.11)

Included in non-operating income:

Net gains on securities transactions		(8.0)	(4.8)	(0.06)
Favorable settlement of a prior business acquisition dispute		(1.5)	(0.9)	(0.01)
Recovery of Chapter 11 bankruptcy claim		(1.0)	(0.6)	(0.01)
Favorable income tax resolution			(3.8)	(0.05)

Adjusted Non-GAAP income	$158.3	$184.2	$121.3	$1.67

	2006
	Operating	Pretax	Net	Diluted
	Income	Income	Income	EPS

Reported GAAP income	$139.2	$210.1	$137.2	$1.87

Adjusted to remove:
Included in operating income:

Restricted stock vesting acceleration - Financial Services	1.7	1.7	1.0	0.01
Effect of adoption of FAS 123R - Financial Services	(1.4)	(1.4)	(0.8)	(0.01)
Employee severance expense - Output Solutions	1.8	1.8	1.1	0.01

Included in non-operating income:

Write-off of convertible debenture issuance costs		12.7	7.7	0.11
Net gains on securities transactions		(16.1)	(9.8)	(0.13)
Gain on lock\line merger		(52.8)	(29.7)	(0.40)
Decline in value of Chapter 11 bankruptcy claim		2.9	1.8	0.02
Research and experimentation tax refund and settlement		(1.3)	(5.7)	(0.08)

Adjusted Non-GAAP income	$141.3	$157.6	$102.8	$1.40

Note: See the Description of Non-GAAP Adjustments section for a description of each of the above adjustments and see the Use of Non-GAAP Financial Information section for management's reasons for providing non-GAAP financial information.